Exhibit 99.1
news release
For Immediate Release
Employers Holdings, Inc. Reports First Quarter 2016 Net Income of $0.64, Net Income Excluding the Impact of the LPT of $0.54 and Operating Income per Diluted Share of $0.52
First Quarter Return on Equity of 10.7% and Operating Return on Equity of 7.8%

•	First quarter net income, net income excluding the impact of the LPT and operating income of $21.0 million, $17.9 million and $17.0 million, respectively.

•	First quarter combined ratio and combined ratio excluding the impact of the LPT of 95.0% and 96.8%, respectively, an improvement of 4.6 and 4.8 percentage points, year over year, respectively.

•	First quarter net written premiums of $188.7 million, an increase of $16.8 million year-over-year.

•	Book value per share of $30.48 and adjusted book value per share of $27.30 increased 6% and 9%, respectively, year-over-year.

•	Board of Directors approved quarterly dividend per share of $0.09.

•	In-force payroll exposure increased 2.8% overall, while exposure in California declined 0.6% year-over-year.

•	In-force policies increased 0.6% overall, while policy count declined 4.5% in California year-over-year.

•	Net rate decreased 3.1% overall.

•	Net earned premiums increased 8.6% in the quarter, driven primarily by higher final audit premiums year-over-year.

•	Net investment income increased $0.9 million, to $17.8 million for the quarter, year-over-year.
Reno, Nevada-April 27, 2016-Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported net income and net income excluding the impact of the LPT of $21.0 million, or $0.64 per diluted share, and $17.9 million, or $0.54 per diluted share, respectively, for the first quarter of 2016. Operating income was $17.0 million, or $0.52 per diluted share, for the quarter ended March 31, 2016. These results were primarily due to a decrease in the current accident year loss estimate of 3.6 points over the previous year’s first quarter. The Company’s commission expense ratio and other underwriting expense ratio were relatively unchanged over the previous year’s first quarter. Per diluted share amounts benefited slightly from the impact of share repurchases.

Highlights(1)
	Three Months Ended March 31,
(in millions, except per share amounts and percentages)	2016	2015	Change
Net written premiums	$188.7	$171.9	10%
Total revenues	$192.0	$177.2	8%

Operating income	$17.0	$10.2	67%
Operating income per diluted share	$0.52	$0.31	68%
Net income	$21.0	$14.0	50%
Net income per diluted share	$0.64	$0.43	49%
Net income before the impact of the LPT(2)	$17.9	$10.9	64%
Net income before the impact of the LPT per diluted share(2)	$0.54	$0.34	59%

Diluted weighted average shares outstanding	32,862,950	32,454,064	1%

Combined ratio	95.0%	99.6%	(4.6)	pts
Combined ratio before the impact of the LPT	96.8%	101.6%	(4.8)	pts

Operating return on equity	7.8%	5.1%	2.7	pts
Return on equity	10.7%	8.0%	2.7	pts

				Change from
	March 31,	December 31,	March 31,	December 31,	March 31,
	2016	2015	2015	2015	2015
Book value per share(3)	$30.48	$29.50	$28.66	3%	6%
Adjusted book value per share(4)	$27.30	$26.90	$25.04	1%	9%

(1) See Glossary of Financial Measures and Reconciliation of Non-GAAP Financial Measures to GAAP for additional definitions and calculations.
(2) The Loss Portfolio Transfer (“LPT”) Agreement was a non-recurring transaction that does not result in ongoing cash benefits.
(3) Book value per share is stockholders' equity including the Deferred Gain divided by the number of common shares outstanding.
(4) Adjusted book value per share is book value less accumulated other comprehensive income, net, divided by the number of common shares outstanding.
"We are pleased with our strong results in the first quarter of this year. Relative to the first quarter of last year, our income statement reflects higher overall earnings, higher underwriting income based upon an improved loss ratio and a higher operating return on equity,” commented Douglas Dirks, Chief Executive Officer. “These improved results were driven in large part by solid execution of ongoing strategic initiatives.”
“While we are focused on customer retention, we are also building and strengthening our book of business. We have recently entered the states of Michigan and New York. As we continue to build our national platform, we are focusing on risk selection, targeting specific customer classes and geographic locations.”
“Our balance sheet remains strong with solid cash flows at our operating companies and increased book value per outstanding common share."
First Quarter 2016 Results
(All comparisons vs. first quarter 2015, unless noted otherwise)
Net income of $21.0 million after-tax increased $7.0 million due to a $6.8 million increase in operating income and $0.2 million increase in net realized gains on investments. Operating income of $17.0 million after tax increased primarily due to a lower current accident year loss estimate (down 3.6 points) and increased net investment income (increase of $0.9 million). The decrease in the current accident year loss estimate reflects the impact of key business initiatives, including an increased emphasis on the settlement of open indemnity claims, diversification of our risk exposure across our markets, non-renewing under-performing business, targeting profitable business across all of our markets, increasing rates on business in the Los Angeles area and continuing to grow in other territories in California and outside California. Prior accident year favorable/(unfavorable) loss development was $0.3 million and $(1.7) million for the three months ended March 31, 2016 and 2015. Prior accident year loss development was related entirely to assigned risk business.
Underwriting results

•	The combined ratio before the impact of the LPT remained strong at 96.8% due to a reduction in the current accident year loss estimate before the impact of the LPT of 3.6 points.

•	The commission and underwriting and other expense ratios combined were generally flat.

Gross written premiums of $190.7 million increased 9.6%. The increase was primarily the result of a $13.5 million increase in final audit premiums in the first quarter of 2016. Gross written premium in states outside California grew 6.7% while gross written premium in California increased by 12%, due largely to final audit premium. Gross written premium benefited from strong retention and positive renewal premium.
Net rate (total in-force premiums divided by total insured payroll exposure) decreased 3.1% overall reflecting declines in loss costs.
Net investment income of $17.8 million pre-tax increased primarily due to a slightly higher yield attributable to increased investments in our high dividend equity portfolio. The Company recognized a total impairment of $5.3 million in the fair value of 32 equity securities for the three months ended March 31, 2016. The other-than-temporary impairment of equity securities during the first quarter was primarily due to energy-related investments.
Stockholders’ Equity including the Deferred Gain
Stockholders’ equity plus Deferred reinsurance gain – LPT Agreement was $990.1 million, an increase of 4.2% from year-end 2015, including an increase in after-tax net unrealized investment gains of $19.8 million from year-end 2015. After-tax net unrealized investment gains were $103.4 million compared to $83.6 million at year-end 2015. Also, at the end of the first quarter, the ratio of debt to capital was 3.1%. The Company repurchased 37,331 shares in the quarter ended March 31, 2016 at an average price of $27.88 per share, including commissions, for a total of $1.0 million.

The Board of Directors declared a second quarter 2016 dividend of nine cents per share. The dividend is payable on May 25, 2016 to stockholders of record as of May 11, 2016.
Conference Call and Web Cast; Form 10-Q; Supplemental Information
The Company will host a conference call on Thursday, April 28, 2016, at 8:30 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company's web site at www.employers.com. An archived version will be available several hours after the call. The conference call replay number is (404) 537-3406 or (855) 859-2056 with a pass code of 86615743.
EHI expects to file its Form 10-Q for the quarter ended March 31, 2016, with the Securities and Exchange Commission (“SEC”) on or about Thursday, April 28, 2016. The Form 10-Q will be available without charge through the EDGAR system at the SEC's web site and will also be posted on the Company's website, www.employers.com, through the “Investors” link.
The Company provides a list of portfolio securities in the Calendar of Events, “Investors” section of its website at www.employers.com. The Company also provides investor presentations on its website.
Forward-Looking Statements
In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections of, among other things, the Company's focus on its book of business, risk selection, targeting specific customer classes and geographic locations. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives. EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI's future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI's public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company's Annual Reports on Form 10-K. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
The SEC filings for EHI can be accessed through the “Investors” link on the Company's website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041).
Contact:
Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Erickson Mills, (775) 327-2794, vericksonmills@employers.com.
Copyright © 2016 EMPLOYERS. All rights reserved. EMPLOYERS® and America's small business insurance specialist. ® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company.  Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income

	Three Months Ended
	March 31,
(in thousands)	2016	2015
Revenues	(unaudited)
Gross premiums written	$190,700	$174,000
Net premiums written	$188,700	$171,900
Net premiums earned	$172,600	$159,000
Net investment income	17,800	16,900
Net realized gains on investments	1,500	1,200
Other income	100	100
Total revenues	192,000	177,200

Expenses
Losses and loss adjustment expenses	107,300	106,200
Commission expense	20,300	18,700
Underwriting and other operating expenses	36,300	33,500
Interest expense	400	700
Total expenses	164,300	159,100

Net income before income taxes	27,700	18,100
Income tax expense	6,700	4,100
Net income	$21,000	$14,000

Comprehensive income
Unrealized gains during the period (net of tax expense of $11,200 and $5,000 for the three months ended March 31, 2016 and 2015, respectively)	$20,800	$9,200
Reclassification adjustment for realized gains in net income (net of taxes of $500 and $400 for the three months ended March 31, 2016 and 2015, respectively)	(1,000)	(800)
Other comprehensive income, net of tax	19,800	8,400
Total comprehensive income	$40,800	$22,400

Employers Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
	As of	As of
(in thousands, except share data)	March 31, 2016	December 31, 2015
Assets	(unaudited)
Available for sale:
Fixed maturity securities at fair value (amortized cost $2,215,900 at March 31, 2016 and $2,221,100 at December 31, 2015)	$2,312,600	$2,288,500
Equity securities at fair value (cost $145,200 at March 31, 2016 and $137,500 at December 31, 2015)	207,600	198,700
Total investments	2,520,200	2,487,200
Cash and cash equivalents	70,800	56,600
Restricted cash and cash equivalents	4,200	2,500
Accrued investment income	19,600	20,600
Premiums receivable (less bad debt allowance of $9,600 at March 31, 2016 and $12,200 at December 31, 2015)	315,100	301,100
Reinsurance recoverable for:
Paid losses	7,900	7,700
Unpaid losses	621,400	628,200
Deferred policy acquisition costs	47,000	44,300
Deferred income taxes, net	55,500	67,900
Property and equipment, net	23,000	24,900
Intangible assets, net	8,400	8,500
Goodwill	36,200	36,200
Contingent commission receivable—LPT Agreement	29,200	29,200
Other assets	38,300	40,900
Total assets	$3,796,800	$3,755,800
Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,341,900	$2,347,500
Unearned premiums	323,700	308,900
Total claims and policy liabilities	2,665,600	2,656,400
Commissions and premium taxes payable	47,500	52,500
Accounts payable and accrued expenses	19,700	24,100
Deferred reinsurance gain—LPT Agreement	186,400	189,500
Notes payable	32,000	32,000
Other liabilities	41,900	40,500
Total liabilities	$2,993,100	$2,995,000
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 55,894,288 and 55,589,454 shares issued and 32,483,983 and 32,216,480 shares outstanding at March 31, 2016 and December 31, 2015, respectively	$600	$600
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	—	—
Additional paid-in capital	363,200	357,200
Retained earnings	700,100	682,000
Accumulated other comprehensive income, net	103,400	83,600
Treasury stock, at cost (23,410,305 shares at March 31, 2016 and 23,372,974 shares at December 31, 2015)	(363,600)	(362,600)
Total stockholders’ equity	803,700	760,800
Total liabilities and stockholders’ equity	$3,796,800	$3,755,800

Employers Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
(in thousands)	2016	2015
Operating activities	(unaudited)
Net income	$21,000	$14,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,200	1,700
Stock-based compensation	1,800	1,800
Amortization of premium on investments, net	3,700	3,200
Allowance for doubtful accounts	(2,600)	1,200
Deferred income tax expense	1,700	1,800
Realized gains on investments, net	(1,500)	(1,200)
Excess tax benefits from stock-based compensation	(800)	(600)
Other	100	400
Change in operating assets and liabilities:
Premiums receivable	(11,400)	(1,600)
Reinsurance recoverable for paid and unpaid losses	6,600	9,300
Federal income taxes	4,100	(1,600)
Unpaid losses and loss adjustment expenses	(5,600)	600
Unearned premiums	14,800	13,800
Accounts payable, accrued expenses and other liabilities	(4,000)	(1,400)
Deferred reinsurance gain—LPT Agreement	(3,100)	(2,900)
Contingent commission receivable—LPT Agreement	—	(200)
Other	(6,200)	(13,400)
Net cash provided by operating activities	20,800	24,900
Investing activities
Purchase of fixed maturity securities	(102,500)	(168,000)
Purchase of equity securities	(32,600)	(8,000)
Proceeds from sale of fixed maturity securities	42,400	—
Proceeds from sale of equity securities	26,300	8,200
Proceeds from maturities and redemptions of investments	61,500	85,100
Capital expenditures	(200)	(900)
Change in restricted cash and cash equivalents	(1,700)	2,400
Net cash used in investing activities	(6,800)	(81,200)
Financing activities
Acquisition of treasury stock	(1,000)	—
Cash transactions related to stock-based compensation	3,400	(300)
Dividends paid to stockholders	(2,900)	(1,900)
Payments on notes payable and capital leases	(100)	(100)
Excess tax benefits from stock-based compensation	800	600
Net cash provided by (used in) financing activities	200	(1,700)
Net increase (decrease) in cash and cash equivalents	14,200	(58,000)
Cash and cash equivalents at the beginning of the period	56,600	103,600
Cash and cash equivalents at the end of the period	$70,800	$45,600

Glossary of Financial Measures and Reconciliation of Non-GAAP Financial Measures to GAAP
The Company uses the following measures to evaluate its financial performance for the periods presented. Certain measures are considered non-GAAP financial measures under applicable SEC rules and include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measures.
These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company's operating performance. Some of these measures also exclude net realized gains, net of taxes, and/or accumulated other comprehensive income, net of taxes, and amortization of intangibles, net of taxes. Management believes these are important indicators of how well the Company creates value for its stockholders through its operating activities and capital management. These measures, as defined, are helpful to management in identifying trends in the Company's performance because the items excluded have limited significance in current and ongoing operations or can be impacted by both discretionary and other economic factors and may not represent operating trends.
The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company's non-GAAP financial measures to similarly titled measures used by other companies. Other companies may calculate these measures differently, and, therefore, these measures may not be comparable. Reconciliations of non-GAAP financial measures to their most directly comparable GAAP measures are provided in the following discussion.
Net Income before impact of the LPT Agreement is net income less (a) amortization of deferred reinsurance gain–LPT Agreement; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Operating income is net income before the impact of the LPT excluding net realized gains on investments, net of taxes, and amortization of intangibles, net of taxes.
Reconciliation of Net Income to Net Income Before Impact of the LPT and Operating Income

	Three Months Ended
	March 31,
(in millions)	2016	2015
Net income	$21.0	$14.0
Less: Impact of the LPT Agreement	3.1	3.1
Net income before impact of the LPT	17.9	10.9
Less: Net realized gains on investments, net of taxes	1.0	0.8
Plus: Amortization of intangibles, net of taxes	0.1	0.1
Operating income	$17.0	$10.2

	Years Ended
	December 31,
(in millions)	2015	2014	2013
Net income	$94.4	$100.7	$63.8
Less: Impact of the LPT Agreement	20.4	55.0	37.9
Net income before impact of the LPT	74.0	45.7	25.9
Less: Net realized gains on investments, net of taxes	(7.0)	10.6	6.2
Plus: Amortization of intangibles, net of taxes	0.3	0.5	0.6
Operating income	$81.3	$35.6	$20.3

Reconciliation of Net Income per Share to Operating Income per Share

	Three Months Ended
	March 31,
	2016	2015
Weighted average shares outstanding
Basic	32,413,818	31,740,923
Diluted	32,862,950	32,454,064

Basic earnings per common share
Net income	$0.65	$0.44
Less: Impact of the LPT Agreement	0.10	0.10
Net income before the impact of the LPT	0.55	0.34
Less: Net realized gains on investments, net of taxes	0.03	0.02
Operating income per basic share	$0.52	$0.32

Diluted earnings per common share
Net income	$0.64	$0.43
Less: Impact of the LPT Agreement	0.10	0.09
Net income before the impact of the LPT	0.54	0.34
Less: Net realized gains on investments, net of taxes	0.02	0.03
Operating income per diluted share	$0.52	$0.31
Deferred reinsurance gain–LPT Agreement (Deferred Gain) reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, except for the contingent profit commission, which is amortized through June 30, 2024. The amortization is reflected in losses and LAE.
Stockholders' Equity Including the Deferred Gain is stockholders' equity including the Deferred reinsurance gain–LPT Agreement.
Average Stockholders' Equity Including the Deferred Gain is the sum of stockholders' equity including the deferred gain at the beginning and end of each of the periods presented divided by two.
Average stockholders' equity is the sum of stockholders' equity at the beginning and end of each of the periods presented divided by two.
Adjusted stockholders' equity is stockholders' equity including the Deferred Gain, less accumulated other comprehensive income, net.
Average adjusted stockholders' equity is the average of stockholders' equity including the deferred reinsurance gain-LPT Agreement, less accumulated other comprehensive income, net, for all quarters included in the calculation.
Book value per share is stockholders' equity including the Deferred Gain divided by the number of common shares outstanding.
Adjusted book value per share is adjusted stockholders' equity divided by the number of common shares outstanding.
GAAP book value per share is stockholders' equity divided by the number of common shares outstanding.

Reconciliation of Stockholders' Equity to Stockholders' Equity Including the Deferred Gain and Adjusted Stockholders' Equity

	As of		Years Ended
	March 31,		December 31,
(in millions, except share data)	2016	2015	2015	2014	2013
Stockholders' equity	$803.7	$709.5	$760.8	$686.8	$568.7
Deferred reinsurance gain–LPT Agreement	186.4	204.1	189.5	207.0	249.1
Stockholders' equity including the Deferred Gain	990.1	913.6	950.3	893.8	817.8
Less: Accumulated other comprehensive income, net	103.4	115.3	83.6	106.9	90.4
Adjusted stockholders' equity	$886.7	$798.3	$866.7	$786.9	$727.4

Common shares outstanding	32,483,983	31,875,156	32,216,480	31,493,828	31,299,930

Book value per share	$30.48	$28.66	$29.50	$28.38	$26.13
Adjusted book value per share	27.30	25.04	26.90	24.99	23.24
GAAP book value per share	24.74	22.26	23.62	21.81	18.17
Operating return on equity is the ratio of annualized operating income to adjusted average stockholders' equity for the periods presented.
Adjusted return on equity is the ratio of annualized net income before the LPT to average stockholders' equity including the Deferred Gain.
Return on equity is the ratio of annualized net income to average stockholders' equity for the periods presented.
Reconciliation of Operating Return on Equity and Adjusted Return on Equity to Return on Equity

	Three Months Ended		Years Ended
	March 31,		December 31,
(in millions, except for percentages)	2016	2015	2015	2014
Annualized operating income	$68.0	$40.8
Operating income			$81.3	$35.6
Average adjusted stockholders' equity	876.7	792.6	826.8	757.2
Operating return on equity	7.8%	5.1%	9.8%	4.7%

Annualized net income before impact of the LPT	$71.6	$43.6
Net income before impact of the LPT			$74.0	$45.7
Average stockholders' equity including the Deferred Gain	970.2	903.7	922.1	855.8
Adjusted return on equity	7.4%	4.8%	8.0%	5.3%

Annualized net income	$84.0	$56.0
Net income			$94.4	$100.7
Average stockholders' equity	782.3	698.2	723.8	627.8
Return on equity	10.7%	8.0%	13.0%	16.0%

Calculation of Combined Ratio before the Impact of the LPT Agreement and Reconciliation to Current Accident Period Combined Ratio

	Three Months Ended
	March 31,
(in millions, except for percentages)	2016	2015
	(unaudited)
Net premiums earned	$172.6	$159.0

Losses and loss adjustment expenses	107.3	106.2
Loss & LAE ratio	62.2%	66.8%

Amortization of Deferred Gain related to losses	$2.6	$2.4
Amortization of Deferred Gain related to contingent commission	0.5	0.5
LPT Contingent Commission Adjustment	—	0.2
Loss & LAE before impact of LPT	$110.4	$109.3
Impact of LPT	1.8%	1.9%
Loss & LAE ratio before impact of LPT	64.0%	68.7%

Commission expense	$20.3	$18.7
Commission expense ratio	11.8%	11.7%

Underwriting & other operating expenses	$36.3	$33.5
Underwriting & other operating expenses ratio	21.0%	21.1%

Total expenses	$163.9	$158.4
Combined ratio	95.0%	99.6%

Total expense before impact of the LPT	$167.0	$161.5
Combined ratio before the impact of the LPT	96.8%	101.6%

Reconciliations to Current Accident Period Combined Ratio:
Losses & LAE before impact of LPT	$110.4	$109.3
Plus: Favorable (unfavorable) prior period reserve development	0.3	(1.7)
Accident period losses & LAE before impact of LPT	$110.7	$107.6

Losses & LAE ratio before impact of LPT	64.0%	68.7%
Plus: Favorable (unfavorable) prior period reserve development ratio	0.1	(1.0)
Accident period losses & LAE ratio before impact of LPT	64.1%	67.7%

Combined ratio before impact of the LPT	96.8%	101.6%
Plus: Favorable (unfavorable) prior period reserve development ratio	0.1	(1.0)
Accident period combined ratio before impact of LPT	96.9%	100.6%
Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company's insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.
Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.
Losses and LAE before impact of the LPT Agreement. Losses and LAE less (a) amortization of Deferred Gain; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.

Commission Expense Ratio. The commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.
Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.
Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, and the underwriting and other operating expense ratio.
Combined Ratio before impacts of the LPT Agreement. Combined ratio before impacts of LPT is the GAAP combined ratio before (a) amortization of deferred reinsurance gain–LPT Agreement; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Book value per share. Equity including Deferred Gain divided by number of shares outstanding.
Net rate. Net rate, defined as total premium in-force divided by total insured payroll exposure, is a function of a variety of factors, including rate changes, underwriting risk profiles and pricing, and changes in business mix related to economic and competitive pressures.